UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SPECIAL FINANCIAL REPORT ON FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

March 31, 2020

Infuzed Brands Inc.
(Exact name of issuer as specified in its charter)

British Columbia, Canada

(Jurisdiction of incorporation or organization)

N/A

(I.R.S. Employer Identification Number)

409 Granville Street, Suite 1000

Vancouver, British Columbia, Canada, V6C 1T2

invest@infuzedbrands.com

(Address of principal executive offices)

+ 1-833-383-6500

(Telephone number, including area code)

Units consisting of Common Share and One-Half of One Share Purchase Warrant

(Title of each class of securities issued pursuant to Regulation A)

PART II

INFORMATION TO BE INCLUDED IN REPORT

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Special Financial Report on Form 1-K (the “Special Financial Report on Form 1-K” or “Special Financial Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Special Financial Report or in the information incorporated by reference into this Special Financial Report.

The forward-looking statements included in this Special Financial Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Special Financial Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

•	we have a limited operating history;
•	we may be presumed to be insolvent from time to time;
•	we do not expect to pay dividends on any shares of our capital stock in the near future;
•	there is no public market for our securities and there is no guarantee that investors will be able liquidate their Company securities if they need money;
•	there are restrictions on the transfer of our securities;
•	we may not be able to achieve our financial projections;
•	we will face intense competition and low barriers to entry in the market;
•

unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital;

•	we have no history of successful product development, manufacture, or distribution;
•	we will be subject to the risk of significant loss in the event of any product liability claim or regulatory action;
•	we are operating in a nascent industry where the market opportunity cannot yet be determined;
•	there is no assurance that our promotional activities will be successful;
•	we may not be able to effectively establish brand recognition;
•	changing consumer preferences may cause interest in our proposed products to decline;
•	we are dependent upon the contributions of its key personnel;
•	our business will be reliant upon third party suppliers, service providers and distributors;
•	we will have limited ability to assure that our third party service providers comply with applicable cGMP requirements;
•	negative publicity or consumer sentiment about us or our industry, could severely impact demand for our products;
•	we may be unable to sustain our pricing model;
•	we may be unable to effectively manage future growth;
•	there is little, if any, data with which to evaluate the long-term viability or efficacy of our products;
•	we may be unable to protect our intellectual property;
•	we are subject to laws which are rapidly evolving and subject to changing interpretations, including the 2018 Farm Bill;

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•	our products are subject to regulation by the FDA;
•	we may be unable to obtain or maintain certain required permits, licenses or governmental approvals;
•	we may be required to comply with labeling or warning requirements that could adversely affect demand for our products;
•	any international operations of us will be subject to the applicable local laws and regulations;
•	we may be unable to open or maintain a bank account;
•	future changes in laws and regulations cannot be predicted and could have a material adverse effect on our business;
•	we are in the development stage and have generated minimal customer review; and
•	we have accumulated losses of $2,222,929 since inception and expect to incur further losses in the development of our business.

You are cautioned not to place undue reliance on any forward-looking statements included in this Special Financial Report. All forward-looking statements are made as of the date of this Special Financial Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Special Financial Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Special Financial Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Special Financial Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Special Financial Report will be achieved.

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Item 1. Business

Overview

Infuzed produces a line of beverages infused with natural flavours and hemp extract and markets and distributes such products across the United States. We are targeting individuals interested in health and wellness with delicious products that contain natural flavors, no sugar and no calories. We currently sell our products in over 700 retail locations and through our e-commerce platform and hope to soon have our products available in additional brick and mortar retail locations and on Amazon.com.

Our initial product line includes four principal products (the “Infuzed Product Line”), one of which has been produced and three of which we hope to begin producing by Q3 and Q4 of 2020 and Q1 of 2021:

Infuzed THIRST Sparkling Water (“Infuzed THIRST”) – our refreshing zero-calorie, zero-sugar, lightly-flavoured hemp- infused sparkling water, which comes in five flavours. We intend to market Infuzed THIRST to all people interested in health and wellness. We have begun sales of this product and planned on rolling out our marketing program for the product in Q1 2020. However, due to the recent pandemic, we have pushed this marketing program for the product to Q3/Q4 2020.

Flavours	Format	Featured Ingredients	Sugar Content
Mango Peach Berry Grapefruit Lemon Lime	12 fl oz Can	10 mg Hemp Extract	Zero Sugar

Infuzed ESSENCE Water (“Infuzed ESSENCE”) –

our naturally- flavoured, zero-calorie, hemp-infused water, which comes in five flavours. Infuzed ESSENCE was designed as a flavourful hemp- infused alternative to water and will be marketed to men and women of all ages. Our initial product run of Infuzed ESSENCE will be manufactured in Q1 of 2021 and we plan on rolling out our marketing program for the product in Q2 and Q3 of 2021.

Flavours	Format	Featured Ingredients	Sugar Content
Lemon Lime Cucumber Mint Rose Melon Cran-Raspberry Acai Pomegranate Blueberry	16.9 fl oz Carton	10 mg Hemp Extract	Zero Sugar

Infuzed PURE: ph 9+ Alkaline Water (“Infuzed PURE”) – our hemp-infused alkaline water, also infused with electrolytes and antioxidants. At its base, a bottled water with an alkaline pH, Infuzed PURE has been designed to aid with hydration and recovery and will be marketed to health-conscious, active men and women of all ages. We have formulated Infuzed PURE and, depending on the success of our initial sales campaign for Infuzed THIRST, hope to begin production, marketing and distribution of Infuzed PURE in Q4 2021.

Format	Featured Ingredients	Sugar Content
16.9 fl oz Carton	10 mg Hemp Extract Electrolytes Antioxidants Magnesium Calcium Minerals	Zero Sugar

Infuzed VITALITY Single-Serve Sachets (“Infuzed VITALITY”) – our powdered drink mix made with vitamins, real coconuts and 10 mg of hemp extract. We are formulating Infuzed VITALITY and, depending on the success of our initial sales campaign for our other products, hope to begin production, marketing and distribution of Infuzed VITALITY in Q1 of 2022. The below ingredients and format are indicative and presented only as at the date of this Special Financial Report.

Flavours	Format	Featured Ingredients	Sugar Content
Coconut	20 g Single Serve Sachets / 12 Serving Boxes (240 g)	10 mg Hemp Extract Biotin Potassium Magnesium Calcium Amino Acids Cytokinins Antioxidants	Zero Sugar

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Our Focus on Hemp

With global hemp sales expected to reach $5.7 billion1 by 2020, representing a three-year compound annual growth rate of 17.5% from $3.7 billion in 2018, we expect the hemp market to see extensive growth on both the supply and demand sides over the next few years. Likewise, New Frontier Data forecasts that the market for hemp derived extracts will reach $642 million by 20222 and Brightfield Group forecasts that the hemp derived extract market will reach approximately $1.3 billion annually by 2022.3

Between 2017 and 2018, global hemp sales increased by 15%, fueled by the product’s growing acceptance within the mainstream media at large as a “superfood”.4 Hemp is also successfully distancing itself from marijuana in the public eye as marijuana’s non-psychoactive cousin.5 Hemp is being studied as a treatment for pain and inflammation and as an option for managing anxiety and insomnia.6 All of this is to say that we consider the hemp-infused beverage space to be a largely untapped market with significant potential.

We are actively monitoring the recreational marijuana regulatory environment in the United States and hope to also eventually produce beverages infused with marijuana or marijuana derivatives, edibles and other related products (collectively, “Marijuana Products”) once it is legal to do so. In this regard, we will only begin to test such products once it is legal to do so and with companies that are appropriately licensed for that purpose. As of the date of this Special Financial Report, the production and sale of Marijuana Products is not permitted in the United States and there is no assurance that laws and regulations relating to such products will change.

Until we commence development or production on Marijuana Products, we intend to use our working capital, including the net proceeds from the Offering, towards our business, as currently carried on and in compliance with applicable laws. See “Regulatory Matters” for a summary of the regulatory framework applicable to the production and sale of the Infuzed Product Line, being our business as currently carried on.

Distribution

Our Infuzed THIRST products are currently available for sale through our e-commerce platform at infuzedbrands.com and at over 700 retail locations in California, Texas, Georgia, Arkansas, Illinois, and New York. As we increase production of those products and introduce Infuzed PURE, Infuzed ESSENCE and Infuzed VITALITY into our sales offerings, we intend to broaden our distribution footprint by:

•	placing our products in additional retail and wholesale “brick and mortar” stores, including through major retail grocery chains;
•	selling through Amazon.com (potentially by engaging an Amazon optimizer);
•	placing our products in luxury and boutique hotels; and
•	shifting production over to manufacturers with already established distribution networks.

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1 The Global State of Hemp: 2019 Industry Outlook. New Frontier Data.

2 New Frontier Data. (2018). The CBD Report: 2018 Industry Outlook. Washington, DC: New Frontier Data, Inc.

3 Brightfield Group. (2018). CBD Consumer Insights. Chicago, IL: Brightfield Group, LLC.

4 Supra Note 1.

5 What Do U.S. Consumers Think About CBD-infused Products? http://www.aaaa.org/u-s-consumers-think- about-cbd-infused-products/.

6 Current Status and Prospects for Cannabidiol Preparations as New Therapeutic Agents. Fasinu PS, Phillips S, ElSohly MA, Walker LA. Pharmacotherapy. 2016 Jul;36(7):781-96. doi: 10.1002/phar.1780

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Our strategy to date has been to launch our Infuzed THIRST products through direct-to-consumer channels and build up brand recognition with consumers prior to entering the retail and wholesale markets. Through our research, we have discovered that a large number of retailers, including CVS, Walgreens and Rite Aid, have established dedicated product categories within the hemp extract market for both cosmetics and consumable goods and are interested in the types of products we are making.

In this regard, we have recently entered into sales and distribution agreements with three agents, which provide for exclusive distribution of our products in various brick and mortar stores, and we anticipate entering the retail and wholesale markets soon. Pursuant to such agreements, our distribution partners will be marketing our products to the following retail stores, among others:  (i) Aldi USA; (ii) Costco USA; (iii) Walmart USA; (iv) Rite Aid; (v) CVS; (vi) Walgreens; (vii) Kroger; (viii) Albertson’s; (ix) Sam’s Club; and (x) Whole Foods.

Current Agreements

We have secured a number of agreements with manufacturers, suppliers, distributors and researchers to develop, produce and distribute the Infuzed Product Line, including with:

•	Sovereign Flavors, Inc. (“Sovereign Flavors”), a premier beverage flavor formulator, to develop the flavouring formulations, and supply the natural flavorings, for all our products;
•	the RB Dwyer Company (“RB Dwyer”), a cost-effective provider of shrinkwrapped cans, to manufacture the cans for Infuzed THIRST;
•

the Craft Canning Facility (“Craft Canning”), based in Portland, Oregon, to (i) copack and produce Infuzed PURE, once we decide to begin production, (ii) co-pack and produce Infuzed THIRST and (iii) co-pack and produce Infuzed ESSENCE;

•

Fremont Health and Wellness (“Sorce”), a leading manufacturer of hemp extracts, for the supply of all the hemp extracts used in our products. Sorce hemp extracts are considered to be among the most effective and bio-available hemp extracts available;

•	Lone Oak Sales Group (“Lone Oak”), a leading sales agency based in Houston Texas to generate retail and wholesale sales;
•	Hypoint3 Sales Agency (“Hypoint3”), a leading sales agency based in Toronto, Canada to generate retail and wholesale sales;
•	Drive Fulfillment (“Drive”), for warehousing of our products in American Fork, Utah, fulfillment of online orders and retail distribution;
•	Flexe, Inc. (“Flexe”), for warehousing of our products in Reno, Nevada, fulfillment of online orders and retail distribution; and
•	Graphic Packaging International Inc. (“Graphic Packaging”), for the production of the boxes that encase our 6-packs of Infuzed ESSENCE.

Stated Business Objectives

As of the date of this Special Financial Report, we have completed the initial production runs for five SKUs, based on our intial “hero product”, Infuzed THIRST, and our principal efforts are currently focused on driving sales and distribution of such products.

We have formulated Infuzed ESSENCE and, depending on the success of our initial sales campaign for Infuzed THIRST, hope to begin production, marketing and distribution of Infuzed ESSENCE in Q1 2021. Likewise, we are formulating Infuzed PURE and Infuzed VITALITY and, depending on the success of the initial sales campaigns for our other products, hope to begin production, marketing and distribution of Infuzed VITALITY in Q1 of 2022.

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In terms of marketing, the following campaigns have been initiated and will be rolling out as follows:

•	our public relations, digital marketing and street sampling campaigns launched in December 2019;

•	our influencer marketing campaign launched in December 2019; and

•	our celebrity endorsement campaign is set to launch in Q4 2020.

As we grow and increase production, we hope to achieve economies of scale with larger order runs, including for our Infuzed THIRST products on their second production runs. We hope to complete a third production run of Infuzed THIRST in Q3 of 2020 and, on such production runs, hope to use printed cans instead of shrink-wrapped cans (for Infuzed THIRST only).

Current Product Development

Infuzed PURE has been formulated and its packaging and label design has been approved. We have also secured production for Infuzed PURE. Once sales of Infuzed ESSENCE and Infuzed THIRST are well underway and we have built an audience for our products through our initial marketing programs for such products, we intend to begin production of Infuzed PURE.

We are working on formulations for Infuzed VITALITY, our single-serve sachet offering, and depending on the success of the initial sales campaigns for our other products, hope to begin production, marketing and distribution of Infuzed VITALITY in Q1 of 2022. We are also working to secure a reliable source of the coconuts that will be a major ingredient for our Infuzed VITALITY line.

Marketing Plan

The objective of our marketing and communications strategy is to target specific market segments, create brand awareness, establish brand position, stimulate purchases and encourage repeat sales. Our first main marketing campaign, being our influencer campaign, launched in December 2019.

Digital Marketing and Influencer Campaign

The majority of our marketing budget has been allocated to digital marketing, through banner ads, retargeting campaigns and social media. We also intend to partner with brands and publications that are relevant to our products and business. As we plan to target a “tech savvy” audience, we have begun building a strong fan base for the brand by focusing on social media channels, including Facebook and Instagram (@InfuzedBrands). We also used outdoor billboards and operate a number of in-store point-of-sale displays in Q4 2019.

Through our social media strategy and celebrity alliances, we hope to secure a branding stronghold and first mover advantage in this space. We have engaged Inside warehouse Co, operating as Unboxed, a digital marketing agency with a specific focus on our target audience, to manage our initial eight-month social media campaign for a contract price of $100,000. This campaign launched in August 2019. At the campaign’s core is Unboxed’s engagement of more than 120 influencers, each with between 5,000 and 25,000 followers, who support and endorse our products through Instagram posts and stories and on Amazon.com, increasing the exposure and traction of our social media sites. By partnering with influencers with targeted audiences and lifestyles, we are positioning ourselves to reach a broad range of consumers through our influencers’ networks and blogs, as they build relationships with our products and effectively lead to word of mouth and sales. We hope that our social, celebrity and influencer strategy will encourage strong product reviews, generate content for editorials and create positive dialogue leading up to and following our launch.

Public Relations and Street Sampling Campaigns

Our public relations efforts will focus on partnering with publications and events to generate discussion and editorial for our Company. Jigme Love will attend speaking engagements and interviews to introduce the launch of our Infuzed THIRST and also discuss the role of women in the emerging hemp industry, both as consumers and business leaders. We launched this public relations campaign in January 2020. As a result, our presence on social media has increased significantly to almost 100,000 followers.

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Our street sampling campaign will identify key lifestyle, sporting, retail and trade events. Selected brand ambassadors and promotional staff will acquaint consumers with tastings of our beverages along with information on where and how to purchase. Product exposure, brand awareness and customer touchpoints will be the main drivers to encourage immediate purchase. We also plan to gift product to public relations firms, music labels and influencers in an effort to generate trial and noteworthy awareness of our beverages and company as a whole. We hope to launch our street sampling campaign in Q3 2020. However, in light of the ongoing pandemic, this start date could be delayed.

We hope that positive testimonials and reviews will be our primary driver of sales.

Celebrity Endorsement Campaign

We are actively working to secure a celebrity partnership with a leading figure in popular culture, sports or music who appreciates our products and lives a healthy and wellness-oriented lifestyle. Our celebrity partner will endorse our brand and products and provide people with a direct connection to our brand. We hope to launch our celebrity campaign in Q4 2020.

e-Commerce Platform

We currently market and sell Infuzed THIRST directly to consumers via our e-commerce platform and through our online lifestyle community. The basic building blocks of this sales and marketing platform include a lifestyle and product-focused content creation program and repository, content distribution, community management and engagement, localization, customer relationship, analytics, product management and integration with third parties, including our logistics providers. Our website includes descriptions of our products and the ability to order online for shipping directly to consumers in the United States. Our site allows for various display formats and presents sharable content tied to social media channels to help build our community of followers, customers and advocates. In addition to content generated by our social media, public relations and celebrity endorsement campaigns, we hope to also incorporate the following into our e-commerce marketing platform:

•	a loyalty and referral program aimed at rewarding existing customers with offers, discounts and early access to emerging products (intended launch in Q3 2020);
•	a customer relationship management (CRM) system to track and convert prospects into loyal clients (intended launch in Q4 2020);
•	a micro-influencer campaign to build social proof and consensus among consumers who use our products (intended launch in Q3 2020, as part of our influencer campaign);
•

through a combination of paid and organic reach, we hope to adopt user-generated content to drive engagement and drive content to those who have engaged building audience growth (intended launch in Q3 2020);

•	a seasonal content strategy, through which we will introduce seasonal products and content highlights (intended launch in Q3 2020); and
•	in-store merchandising and promotions, experiential marketing, events, sponsorships and direct-to-consumer sampling strategies (intended launch in Q3 2020).

Brand Visuals

Our marketing and visual communications are a key component of our branding and ensure that our products stand out amongst those of our competitors.

We have carried out a number of photoshoots, which have generated photographs such as the photograph used on our home page banner, and we look forward to expanding our library to further our own unique and brand specific image. We hope that our proprietary images and strategic marketing programs will help us create a modern, personalized and customer-centric brand that provides customers with a desire to learn more about us and our products and hemp-infused products as a whole.

Target Audience

We are targeting millennials, urban professionals and individuals generally interested in health and wellness. With disposable incomes and a greater focus on health and wellness, such individuals are often more up to date on the latest trends and are more willing to pay for quality food and beverage products than the general population. We hope to gain a stronghold within this audience by (i) publishing relevant and engaging content and creating a brand presence at events and experiences frequented by our target audience, (ii) partnering with select social media influencers to engage our target audience, (iii) engaging a celebrity partner who is respected by our target audience and (iv) targeting our online advertising on relevant platforms. See “Marketing Plan”. We have also engaged Unboxed, a digital marketing agency, to manage our social media campaign with a specific focus on our target audience.

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Packaging

Our thoughtful packaging is inspired by current and emerging industry trends and we have built a strong packaging sourcing network through our partners RB Dwyer, Craft Canning and Graphic Packaging. Our unique packaging is modern, high-quality, protective, transportable and visually impactful.

Raw Materials

The high-quality, natural ingredients used in the Infuzed Product Line are as follows:

•

Our products use a hemp extract produced by Sorce, a leading manufacturer of hemp extract. Sorce’s hemp is organically grown in Colorado and their hemp extract is triple tested for potency and produced pursuant to good manufacturing practices (cGMP) in food safe facilities. Sorce’s hemp extract costs the Company $0.15 per unit (10 mg). Sorce is our exclusive hemp extract supplier.

•

Sovereign Flavors, a TÜV NORD CERT-certified firm of flavor chemists, beverage technologists and food scientists, has developed our product formulations and provides us with our natural flavor ingredients. On a per unit basis, the flavoring ingredients used in our products cost $0.03 per unit.

•

The water used in our products is provided by Craft Canning, derived from the Troutdale gravel aquifer and processed through a reverse osmosis filtration system using sediment and carbon filters prior to product blending and batching.

The ingredients used in our products are readily available and we do not currently have, nor do we anticipate having in the near to medium term, any shortage of available supply.

Competition

Our principal competitors in the United States include Sprig Soda, Aurora Elixirs, Recess and Dram Apothecary. These companies price their products at a premium, averaging $6-8 per single serving. We intend to price our products approximately 25% below the premium range, making them more accessible to all audiences. In addition to the above competitors, a number of Canadian public companies have enter the hemp-infused beverages space, including Phivida Holdings Inc., which offers premium beverages and products infused with active hemp extract under its “Oki” brand.

Out of the foregoing brands, although a number of them have already launched products, there are few that have achieved significant traction or brand equity. Accordingly, we hope that our launch in November 2019 has secured us a first mover advantage and will allow us to corner a large piece of the hemp-infused beverages space. We also believe that our competitive pricing, high-quality, effective natural ingredients and wide-reaching marketing campaign will position us to succeed in this space. Notwithstanding, while we intend to compete and succeed in the hemp-infused beverage space, there is no assurance that we will be able to do so. Increased competition may force us to reduce our prices or may result in increased costs for our inputs.

Specialized Skill and Knowledge

The nature of our business requires specialized knowledge and technical skill around the holistic living industry, product formulation, quality assurance, ingredient sourcing and licensing and distributing products across multiple jurisdictions. While our core corporate team is lean and focused on management, finance and marketing, we rely on third-party consultants to formulate, produce, sell and ship our products.

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Regulatory Matters

Hemp is an agricultural commodity cultivated for use in the production of a wide range of products globally. Among others, hemp is used in the agriculture, textile, recycling, automotive, furniture, food and beverage, paper, construction materials and personal care industries. We sell products infused with hemp extract.

In the U.S., hemp products are generally regulated by the Agriculture Improvement Act of 2018 (United States) (the “2018 Farm Bill”). Consequently, Infuzed processes, develops, manufactures and sells its products pursuant to the 2018 Farm Bill. All products produced and sold by Infuzed constitute hemp under the 2018 Farm Bill. If sold internationally, Infuzed’s products will be sold in accordance with the laws of the importing and exporting jurisdiction.

The 2018 Farm Bill

On December 20, 2018, President Trump signed the 2018 Farm Bill, and its enactment was immediate.7 The 2018 Farm Bill’s impact on the hemp industry was monumental:

•	Hemp was removed from the Controlled Substances Act (United States) (the “CSA”) under the 2018 Farm Bill. It is deemed an agricultural commodity, no longer classified as a controlled substance.
•	By redefining hemp to include its “extracts, cannabinoids and derivatives,” Congress explicitly removed popular hemp products from the purview of the CSA.
•	Hemp farmers now may access needed crop insurance and can fully participate in United States Department of Agriculture (“USDA”) programs for certification and competitive grants.
•	State governments may impose separate restrictions or requirements on hemp growth and the sale of hemp products – however, they cannot interfere with the interstate transport of hemp or hemp products.
•	The FDA continues to exercise jurisdiction over the regulation of ingestible and topical hemp products.

FDA Regulation

The 2018 Farm Bill did not change the FDA’s authority with respect to food or drugs. The FDA retains its authority to regulate ingestible and topical products, including those that contain hemp and hemp extracts. As a producer and marketer of hemp-derived products, the Company must comply with the FDA regulations applicable to manufacturing and marketing dietary supplements. Further, the 2018 Farm Bill does not amend provisions of the Food, Drug, and Cosmetic Act (United States) (the “FDCA”). While the FDA has not prohibited the sale of hemp extract-infused products or ordered a recall of any hemp extract-infused products, it has taken action against certain such products by issuing warning letters to certain online retailers making impermissible medical claims.

On December 20, 2018, the FDA also issued a statement that the agency has no questions about the conclusion that hulled hemp seed (GRN765), hemp seed protein powder (GRN771) and hemp seed oil (GRN778) are generally recognized as safe (“GRAS”) under their intended conditions of use. While the GRAS evaluation was made at the request of a specific company, Fresh Hemp Foods Ltd., the GRAS conclusions can apply to ingredients from other companies, if they are manufactured in a way that is consistent with the notices and they meet the listed specifications. Some of the intended uses for these ingredients include adding them as a source of protein, carbohydrates, oil, and other nutrients to beverages (juices, smoothies, protein drinks, plant-based alternatives to dairy products), soups, dips, spreads, sauces, dressings, plant-based alternatives to meat products, desserts, baked goods, cereals, snacks and nutrition bars.

Ability to Access Public and Private Capital and Banking Services

Infuzed has a bank account with a Schedule 1 bank in Canada. Infuzed also currently has a payment processing agreement in place providing for online/credit card payments in connection with its e-commerce sales. Infuzed has historically, and continues to have, access to equity and debt financing from the prospectus exempt (private placement) markets in Canada. Infuzed’s executive team and Board of Directors (the “Board”) also have relationships with sources of private capital which Infuzed could investigate. Infuzed anticipates that funding sources may be available pursuant to private and public offerings of equity and/or debt and bank lending. However, if equity and/or debt financing is not available in the public capital markets in Canada, then Infuzed plans to raise equity and/or debt financing privately or internationally. Although there has been an increase in the amount of financing available to companies in the hemp industry over the last several years, there is neither a broad nor deep pool of institutional capital that is available to hemp industry participants. There can be no assurance that additional financing, if raised privately or publicly, will be available to Infuzed when needed or on terms which are acceptable. Infuzed’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability.

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7 The Farm Bill can be found in its entirety at http://docs.house.gov/billsthisweek/20181210/CRPT- 115hrpt1072.pdf.

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Infuzed’s Regulatory Compliance Activities

Infuzed’s senior management team regularly monitors the development of applicable U.S. laws to ensure it is operating in compliance with all applicable laws and regulations. These compliance-related activities include:

•	ensuring all raw materials are sourced in compliance with the 2018 Farm Bill and other applicable laws and regulations;
•	evaluating supply chain partners for quality standards;
•	setting and maintaining quality standards through raw material specifications; and
•	engaging qualified quality assurance personnel.

Employees

Infuzed has three full-time staff, who are engaged as consultants and based out of Vancouver, British Columbia. The Company has two full-time staff engaged as consultants and based out of Los Angeles, California.

United States Operations

The Company, through its wholly-owned subsidiaries, Infuzed California, and Infuzed Nevada, currently conducts business in the States of California and Washington in the United States. We distribute our current products throughout the United States, with a strong initial focus on marketing to the States of Washington, Oregon, California, and Nevada.

Intellectual Property Protection

Protection of our intellectual property is paramount to the success of our business. We have taken the following measures to protect our intellectual property:

Patents and Trademarks

We have filed the following trademark applications:

Trademark	Country	Application Number	Date	Status
INFUZED	United States	88315371	February 25, 2019	Pending
INFUZED	Canada	1948431	February 26, 2019	Pending
ESSENCE WATER	United States	88449349	May 28, 2019	Pending
ESSENCE WATER	Canada	1965376	May 28, 2019	Pending
NATURALLY ESSENCED	United States	88449310	May 28, 2019	Pending
NATURALLY ESSENCED	Canada	1965377	May 28, 2019	Pending
DRINK TO YOUR WELL-BEING	United States	88464614	June 7, 2019	Pending
DRINK TO YOUR WELL-BEING	Canada	1968092	June 10, 2019	Pending

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis (“MD&A”) is prepared as at August 17, 2020 in accordance with National Instrument 51-102F1, and should be read together with the annual consolidated financial statements for the year ended March 31, 2020 and related notes, which are prepared in accordance with International Financial Reporting Standards (“IFRS”).  Additional information regarding the Company will be available through the SEDAR website at www.sedar.com and the SEC website at www.sec.gov.

Certain information included in this MD&A may constitute forward-looking statements. Statements in this report that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties, which could cause actual results to vary considerably from these statements.

Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company may differ materially from those reflected in forward-looking statements due to a variety of risks, uncertainties and other factors.  The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

It is the Company’s policies that all forward-looking statements are based on the Company’s beliefs and assumptions which are based on information available at the time these assumptions are made.  The forward-looking statements contained herein are as of August 17, 2020, and are subject to change after this date, and the Company assumes no obligation to publicly update or revise the statements to reflect new events or circumstances, except as may be required pursuant to applicable laws. Although management believes that the expectations represented by such forward-looking information or statements are reasonable, there is significant risk that the forward-looking information or statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate.

Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward-looking information or statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors such as those described above and in “Risks and Uncertainties” below. The Company has no policy for updating forward-looking information beyond the procedures required under applicable securities laws.

All dollar figures are stated in Canadian dollars unless otherwise indicated.

The Company’s Business

Infuzed Brands Inc. (the “Company” or “Infuzed”) was incorporated pursuant to the Business Corporations Act (British Columbia) on January 4, 2019.  The Company is an emerging beverage company. The head office, address and records office of the Company are located at Suite 1000 – 409 Granville Street, Vancouver, BC, Canada, V6C 1T2.

The Company has two wholly-owned subsidiaries:

1.

Infuzed Brands LLC (“Infuzed California”), a limited liability corporation organized under the laws of the State of California. Infuzed California’s head office is located at 8383 Wilshire Blvd Suite 800, Beverly Hills, CA 90211, USA; and

2.

Infuzed Brands (“Infuzed Nevada”), a for-profit corporation organized under the laws of the State of Nevada. Infuzed Nevada’s head office is located at 1420 Fifth Avenue, Suite 2200, Seattle WA 98101, USA

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Infuzed produces a line of beverages infused with natural flavours and hemp extract and markets and distributes such products across the United State. Infuzed targets individuals interested in health and wellness with products that contain natural flavors, no sugar and no calories.

The Company hopes to bring the benefits of hemp to the masses and capture the untapped market potential of this natural product by focusing on the beverage niche and by securing a branding stronghold through social strategy and celebrity alliances.

The Company’s initial product line includes four principal products (the “Infuzed Product Line”): (i) a zero-calorie, zero-sugar, lightly-flavoured hemp-infused sparkling water (“Infuzed THIRST”); (ii) a naturally- flavoured, zero-calorie, hemp-infused water (“Infuzed ESSENCE”); (iii) a hemp-infused alkaline water (“Infuzed PURE”); and (iv) a powdered drink mix made with vitamins, real coconuts and hemp extract (“Infuzed VITALITY”).

The Company has begun sales of Infuzed THIRST and is planning its initial product run for Infuzed ESSENCE and Infuzed PURE. The Company is formulating Infuzed VITALITY and, depending on the success of the initial sales campaigns for its other products, hopes to begin production, marketing and distribution of Infuzed VITALITY in Q1 of 2021. The Company has launched its influencer marketing campaign and intends to roll out its public relations, street sampling and celebrity partner campaigns in Q3 2020.

Coronavirus Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the novel coronavirus disease, known as COVID-19, as a global pandemic and recommended containment and mitigation measures. Government authorities have implemented emergency measures to mitigate the spread of the virus. The outbreak and the related mitigation measures may have an adverse impact on global economic conditions as well as on the Company’s business activities. The extent to which the coronavirus may impact the Company’s business activities will depend on future developments, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, business disruptions, and the effectiveness of actions taken in Canada and other countries to contain and treat the disease. The impact of these events to the Company would be the ability for the Company to raise capital, and expand its demand for its products.

Change of Personnel

On September 9, 2019, the Company accepted the resignation of Mario Soriano as a director of the Company and appointed Corby Marshall as the replacement nominee.

On October 18, 2019, the Company accepted the resignation from Jigme Love as Chief Executive Officer (“CEO”) the Company and appointed Roop Mundi as the new CEO.

As at the date of the MD&A, the current directors are Jigme Love, Faizaan Lalani, Corby Marshall and Roop Mundi.  The audit committee will consist of Faizaan Lalani, and Corby Marshall.

As at the date of the MD&A, the current officers are Jigme Love, President; Roop Mundi, CEO; Faizaan Lalani, CFO; and Geoff Balderson, Secretary.

Selected Annual Financial Information

The table below sets out certain selected financial information regarding the operations of the Company for the period indicated.  The selected financial information has been prepared in accordance with IFRS and should be read in conjunction with the Company’s consolidated financial statements and related notes.

	Year ended March 31, 2020	Period ended March 31, 2019
	(audited)	(audited)
Revenue	$43,002	$-
Net loss and comprehensive loss	$1,961,375	$246,557
Loss per share	$(0.08)	$(0.02)
Total assets	$2,038,012	$720,021

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The Company was incorporated on January 4, 2019 and March 31, 2019 was the Company’s first fiscal year end.  The Company did not record any revenues in the period ended March 31, 2019 and incurred a net loss of $246,557.  The net loss of $246,557 in the period is largely attributed to share-based compensation which was recorded in conjunction with the January 29, 2019 private placement.

The Company’s total assets for the period ended March 31, 2019 were $720,021 which is mainly made up of cash and prepaid expenses and deposits.

The Company’s total assets for the period ended March 31, 2020 were $2,038,012 which is mainly made up of cash, inventory and prepaid expenses and deposits.  The net loss of $1,961,375 represents first full year of operations and included $316,622 in share-based compensation and $637,822 in professional fees mainly associated with its Regulation A and D filing in the United States.

The Company has not declared any dividends since its incorporation and does not anticipate paying cash dividends in the foreseeable future on its common shares, but intends to retain any future earnings to finance internal growth, acquisitions and development of its business.   Any future determination to pay cash dividends will be at the discretion of the board of directors of the Company and will depend upon the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors of deems relevant.

Selected Quarterly Financial Information

A summary of results for the only quarter since incorporation follows:

	Period ended Mar. 31, 2020 Q4	Period ended Dec. 31, 2019 Q3	Period ended Sept. 30, 2019 Qtr 2	Period ended Jun. 30, 2019 Qtr 1	Period ended Mar. 31, 2019 Qtr 4

Revenue	$7,343	$30,971	$4,688	$-	$-
Net loss	$602,932	$466,131	$431,447	$475,862	$246,557
Comprehensive loss	$577,087	$471,792	$433,019	$479,477	$246,557
Loss per share	$0.02	$0.04	$0.05	$0.01	$0.02

The Company was incorporated on January 4, 2019 and March 31, 2019 was the Company’s first fiscal quarter reported.  During the three months ended June 30, 2019, the Company recorded a net loss of $475,862 as compared to a net loss of $246,557 for the previous quarter an increase of approximately $229,000.  The increase can be attributed to the fair value of the stock option that was granted during the quarter and the increase in professional fees in connection with the prospectus.  During the three months ended September 30, 2019, the Company recorded a net loss of $431,447 which is comparable to a net loss of $475,862 for the previous quarter.  During the three months ended December 31, 2019, the Company recorded a net loss of $466,131 which is comparable to a net loss of $431,447 for the previous quarter.  During the three months ended March 31, 2020, the Company recorded a net loss of $602,932 as compared to $466,131 for the previous quarter an increase of approximately $137,000.  The increase can be attributed to the increase in professional fees associated with the financing which was completed in the United States.

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Quarterly results will fluctuate dependent on activities associated with implementation of the Company’s sales of its beverages, as well as marketing and promotional activities of its product offerings.

Results of Operations

During the year ended March 31, 2020:

The Company reported a net loss of $1,976,372 for the year ended March 31, 2020 as compared to $246,557 for the previous period ended March 31, 2019 which was a stub period from January 4, 2019 (date of incorporation) to March 31, 2019, an increase of approximately $1,730,000 which can be attributed to the following:

Professional fees have increased to $637,822 in the current year as compared to $17,341 for the previous period, an increase of approximately $620,000.  The increase can be attributed to professional fees incurred in connection with the filing of the prospectus, which the Company has halted its application to pursue its application for a Regulation D private placement in the United States, which was completed on February 27, 2020; and the qualification process for a Regulation A exempt public offering in the United States, which is currently still open and ongoing.

Consulting fees have increased to $498,527 in the current year as compared to $71,250 for the previous period, an increase of approximately $427,000.  The increase can be attributed to fees paid to directors and officers of the Company.  See “Related Party Transactions” for details.  The Company also engaged third parties for brand strategic planning, business development and assistance in is application with the Security Exchange Commission in the United States.

On April 1, 2019, the Company granted 2,000,000 stock options to a consultant and recorded a fair value of $316,622 utilizing the Black-Scholes option valuation model.  Share-based compensation is a non-cash transaction.

The Company incurred $406,372 in selling expenses in the current year as compared to $10,002 for the previous period, an increase of $396,000.  The increase in selling expenses consist of $176,058 in advertising and promotion cost as the Company commenced its marketing campaign on its products in 2019, which included influencer campaigns and attending conventions and trade shows to promote and market its products. Due to these marketing efforts, travel expenses have increased to $95,491 for the current year as compared to $10,002 for the previous period.  The Company also incurred $107,158 in warehousing and distribution cost.

During the year ended March 31, 2020, the Company had $43,002 in sales through online and wholesale orders and generated a gross profit of $17,272.

Fourth Quarter

During the fourth quarter ended March 31, 2020, the Company recorded a net loss of $602,932 as compared to $246,557 for the comparable period ended March 31, 2019.  Total expenses amounted to $721,362 which mostly consist of professional fees and filing fees incurred in connection with the Regulation D private placement in the United States which was completed on February 27, 2020, consulting fees to officers and directors of the Company and to third parties for business developments.  The Company also incurred $110,684 in selling expenses, which mainly consist of warehousing and distribution cost and advertising and promotion cost.

During the fourth quarter ended March 31, 2020, the Company had $7,343 in sales through online and wholesale sales and generated a gross loss of $2,700 due to damaged products shipped and year-end adjustments.

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The Company also recognized a foreign exchange gain of $155,897 due to an increase in the foreign exchange rate of the US dollar on cash held at March 31, 2020, and realized foreign exchange gain on the completion of the Regulation D private placement on February 27, 2020.

Liquidity and Capital Resources

The Company’s cash position as at March 31, 2020 was $1,642,061 (2019 - $599,552) with a working capital of $1,253,336 (2019 – working capital of $710,943). Total assets as at March 31, 2020 was $2,038,012 (2019 - $720,021).

The Company believes that the current capital resources are sufficient to pay overhead expenses for the next twelve months and is in the process of raising additional funding to fund its overhead expenses and its development of its products.  The Company will continue to monitor the current economic and financial market conditions and evaluate their impact on the Company’s liquidity and future prospects.

Since the Company may not be able to generate enough cash from its operations in the foreseeable future, the Company will have to rely on the issuance of shares or the exercise of options and warrants to fund ongoing operations and investment. The ability of the Company to raise capital will depend on market conditions and it may not be possible for the Company to issue shares on acceptable terms or at all.

On July 22, 2019, the Company closed a private placement and issued (i) 140,700 units at a price of $0.30 per unit for gross proceeds of $42,210, each unit composed of one common share and one-half share purchase warrant, each whole warrant exercisable at $0.50 for a period of three years after the date on which the Company’s shares start trading on the Canadian Security Exchange (“CSE”), and (ii) 1,130,000 units at a price of $0.50 per unit for gross proceeds of $565,000, each unit composed of one common share and one-half share purchase warrant, each whole warrant exercisable at $0.75 for a period of three years after the date on which the Company’s shares start trading on the CSE.  In October 2019, 100,000 units were returned to treasury for cancellation in exchange for a refund of $30,000.

On July 26, 2019, the Company closed the second tranche and issued 39,700 units at a price of $0.30 per unit for gross proceeds of $11,910.  Each unit is comprised of one common share and one-half share purchase warrant.  Each whole warrant is entitled to one common share of the Company at $0.50 per share for a period of three years after the date the Company’s shares start trading on the CSE.

On February 27, 2020, the Company closed a private placement of 3,208,522 units (“Units”) of the Company at $0.50 per Unit for total gross proceeds of $1,604,261.  Each Unit will consist of one common share and one half of one common share purchase warrant, each whole warrant to be exercisable at a price of $0.75 for a period of 24 months from the date on which the Company’s shares commence trading on the CSE.  The Company incurred share issue costs of $6,274.

The Company manages its capital structure in order to ensure sufficient resources are available to meet operational requirements and safeguard its ability to continue as a going concern. There are no externally imposed capital requirements on the Company.  Management considers the items included in shareholders’ equity (deficit) and working capital as capital. The Company manages the capital structure and makes adjustments to it in response to changes in economic conditions and the risk characteristics of the underlying assets. The Company’s primary objective with respect to its capital management is to ensure that it has sufficient cash resources to fund the operation of the Company. To secure the additional capital necessary to pursue these plans, the Company intends to raise additional funds through equity or debt financing.

Going Concern

The consolidated financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.  Different bases of measurement may be appropriate if the Company was not expected to continue operations for the foreseeable future.  At March 31, 2020, the Company has not achieved profitable operations, has accumulated losses of $2,222,929 since inception and expects to incur further losses in the development of its business.  The above material uncertainties cast significant doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon successful results from its operations, its ability to attain profitable operations to generate funds, and/or its ability to raise equity capital or borrowings sufficient to meet its current and future obligations. Although the Company has been successful in the past in raising funds to continue operations, there is no assurance it will be able to do so in the future.

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Off Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements.

Financial Instruments

The Company’s risk exposures and the impact on the Company’s consolidated financial statements are summarized below.

Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and accounts receivable. The Company limits its exposure to credit loss by placing its cash with major financial institutions.

Interest rate risk

The Company is exposed to interest rate risk to the extent that the cash maintained at the financial institutions is subject to floating rate of interest. The interest rate risks on cash and on the Company’s obligations are not considered significant.

Liquidity risk

All of the Company’s financial liabilities are classified as current and are anticipated to mature within the next 30 days. The Company intends to settle these with funds from its positive working capital position.

Foreign currency risk

The Company may be exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities that are denominated in a foreign currency. As at March 31, 2020, the Company held cash denominated in US dollars of $800,556 (2019 – $73,908), accounts receivable of $17,930 (2019 - $Nil), accounts payable of $429,644 (2019 - $Nil) which exposes the Company to foreign currency exchange rate risk, which could have a material adverse effect on the profitability of the Company.  As at March 31, 2020, USD$1 is translated to CAD$1.42.  A 10% change in the exchange rate would change the comprehensive income/loss by approximately $55,000.  The Company currently does not plan to enter into foreign currency future contracts to mitigate this risk as the Company consider this risk to be immaterial.

Related Party Transactions

Related party transactions are comprised of services rendered by directors and/or officers of the Company or by a company with a director and/or officer in common.  Related party transactions are in the ordinary course of business and are measured at the exchange amount.

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Key Management Compensation

Key management personnel are those having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, and include the Company’s executive officers and members of the Board of Directors. Key management compensation consisted of the following:

	March 31, 2020	March 31, 2019
	$	$
Travel
Justin Norton, former director	-	7,500

Consulting fees
Mmgyvr collective, a company controlled by Racquel Williams, former director and CMO	38,000	15,500
Jigme Love, director and President	20,000	20,000
J Love Enterprises Ltd. a company controlled by Jigme Love	67,500	-
1196016 BC Ltd; a company controlled by Faizaan Lalani, director and CFO	54,000	19,750
Fun-Zone inflatables Experts North America, a company controlled by Roop Mundi, director and CEO	49,000	-
Justin Norton, former director	-	2,000
	228,500	57,250

Share-based compensation
Mario Jr. Soriano, former director	-	30,000
Racquel Williams, former director and CMO	-	22,500
Faizaan Lalani, director and CFO	-	41,250
Jigme Love, director and President	-	30,000
Justin Norton, former director	-	22,500
	-	146,250
	228,500	211,000

Included in accounts payable as at March 31, 2020 is $17,514 (2019 – $866) owing to an officer of the Company and companies controlled by directors of the Company for expense reimbursements and unpaid fees.

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Consulting contracts

On February 1, 2019, the Company entered into a service agreement with Racquel Williams of Mmgyvr for management and director’s services for a period of one year at a monthly rate of $4,000 per month which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term.  This agreement was terminated on December 31, 2019.

On February 1, 2019, the Company entered into a service agreement with Justin Norton for management and director’s services for a period of one year at a monthly rate of $4,000 per month which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term.  As at March 27, 2019, the agreement was mutually terminated.

On February 1, 2019, the Company entered into a management consulting agreement with 1196016 BC Ltd. for management services for a period of one year at a monthly rate of $3,000 per month, subsequently amended to $4,000 per month effective May 1, 2019 and further amended to $7,000 per month effective March 1, 2020, which shall automatically be renewed on the same terms and conditions from month to month thereafter until terminated.

On February 1, 2019, the Company entered into a service agreement with Jigme Love for management and director’s services for a period of one year at a monthly rate of $5,000 per month, which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term. On August 1, 2019, the Company transferred the service agreement to J Love Enterprises Inc. and increased the management fee to $7,500 per month.

On October 15, 2019, the Company entered into a management agreement with Funzone North America, for management services on a monthly rate of $7,000 per month retroactive to September 1, 2019.  This agreement may be terminated without cause by either party on not less than one month written notice to the other party.

Proposed Transaction

N/A

Subsequent Events

In April 2020, the Company commenced a tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933 for up to 71,000,000 units at US$0.40 per unit. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable immediately into one common share at an exercise price of US$0.60 per share and will expire 24 months after the date on which the Company’s shares start trading on the CSE.  In May 2020, the Company issued 21,504,918 units pursuant to this financing, for gross proceeds of US$8,604,967.

In addition, the Company collected deposits of approximately US$326,000 as at August 17, 2020, of which US$46,000 is included commitment to issue shares at March 31, 2020.

In May 2020, the Company entered into a subscription agreement to invest $12,075,000 in 490 Class B common shares of Vade Capital Corp (“Vade”), a private entity incorporated in British Columbia and carries on the business of investment activities, real estate development and financial asset management.  Vade will manage the funds on behalf of the Company and the Company will pay a 2% equity management fee to Vade. The Company will make a call for funds for use in its operations as and when needed.  Until required by operations, the funds will remained invested.

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Outstanding Share Data

Below is the summary of the Company’s share capital as at March 31, 2020 and as of the date of this report:

	As at
Security description	March 31, 2020	August 17, 2020
Common shares – issued and outstanding	37,218,925	58,723,843
Options	2,000,000	2,000,000
Warrants issued in private placements	7,234,461	17,986,920
Common shares – fully diluted	46,453,386	78,710,763

Critical Accounting Estimates and Judgments

The Company makes estimates and assumptions about the future that affect the reported amounts of assets and liabilities. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions.

The effect of a change in an accounting estimate is recognized prospectively by including it in comprehensive income in the year of the change, if the change affects that year only, or in the year of the change and future years, if the change affects both.

Information about critical judgments in applying accounting policies that have the most significant risk of causing material adjustment to the carrying amounts of assets and liabilities recognized in the financial statements within the next financial year are discussed in note 4 to the consolidated financial statements.

Investor Relations

The Company maintains a website at www.infuzedbrands.com and has not entered into any agreements with any investor relations firms.  Additional information on the Company can also be found on  www.sedar.com and www.sec.gov.

Additional Disclosure for Venture Issuers without Significant Revenue

Additional  disclosure concerning the  Company’s  general and  administrative  expenses is provided in the Company’s Statements of Loss and Comprehensive Loss in its consolidated financial statements for the year ended March 31, 2020, which is available on the Company’s website or through www.sedar.com and www.sec.gov.

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Item 3. Directors and Officers

Directors, Executive Officers, and Significant Employees

The table below sets forth our directors, executive officers, and significant employees of as of the date of this Special Financial Report.

Name	Position	Age	Term of Office
Executive Officers:
Jigme Love, Los Angeles, California	President, and Director	38	January 4, 2019
Roop Mundi Vancouver, British Columbia	Chief Executive Officer and Director	42	October 15, 2019
Faizaan Lalani Vancouver, British Columbia	Chief Financial Officer and Director	33	January 4, 2019

Directors:
Corby Marshall Palm Beach, Florida	Director	51	September 9, 2019

Significant Employees:

The term of office of the directors expires annually at the time of the Company’s annual general meeting. The term of office of the executive officers expires at the discretion of the Company’s directors. None of the Company’s directors or executive officers have entered into non- competition or non-disclosure agreements with the Company.

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

There are no family relationships (by blood, marriage or adoption, no more remote than first cousin) between any director, executive officer, person nominated or chosen by the issuer to become a director or executive officer or any significant employee.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Business Experience

The following is a brief description of each of the directors and executive officers of the Company, including their names, ages, positions and responsibilities with the Company, relevant educational background, principal occupations or employment during the five years preceding the date hereof, experience in the Company’s industry and the amount of time intended to be devoted to the affairs of the Company:

Jigme Love – Director and President

Ms. Love is an entrepreneur, strategist, and respected business mentor and consultant. Prior to founding, building, and selling her own company, Mine & Yours Ltd., which sale was completed in March 2019, Ms. Love wrote business plans and marketing materials for companies looking to complete an IPO for 10 years.

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In addition to running her own businesses, Ms. Love has consulted for and advised multiple retail, luxury, wholesale, and cannabis brands on branding, marketing, and acquisition strategies. Former clients include: Pin Gum, TransCanna, and Back Country Labs.

Ms. Love has been featured and quoted in Business in Vancouver, the Toronto Star, the LA Times, the Globe and Mail, CTV News, Global News and the Vancouver Sun. She holds an M.B.A. from the International University of Monaco. She serves as a mentor for the Forum for Women Entrepreneurs and regularly leads programs in support of entrepreneurship.

Roop Mundi – Director and Chief Executive Officer

Mr. Mundi currently serves as President of Mundi Capital Ventures - a private equity firm focused on consumer products distribution and logistics. Included in Mundi Capital’s investment portfolio, is Jilong Plastic Products (North America) Inc. which is the sales, marketing and logistics arm of Shanghai Jilong Plastic Products - the third largest PVC producer of consumer goods worldwide. Mundi Capital currently provides logistics services and solutions for Weveel Products LLC, Volm Industries Inc. and GrillTime Inc. Since its inception in 2015, Mundi Capital has successfully exited in three portfolio companies with an average multiple of 4 times total investment amount.

Prior to Mundi Capital, Mr. Mundi served as Vice President, General Counsel of RCI Capital Group Inc., a private equity firm based in Vancouver focused on Asia based transactions in the technology and energy markets. In addition, Mr. Mundi was Vice President, General Counsel of Kingsdale Shareholder Services Inc., the largest proxy and corporate governance firm in Canada. Prior to Kingsdale, Mr. Mundi was an Associate at Cassels Brock & Blackwell LLP focusing on corporate finance and securities in the real estate, technology and mining sectors.

Mr. Mundi holds a Bachelor’s degree from North Carolina State University, a Master’s degree from the University of Toronto and a law degree from the University of British Columbia.

Faizaan Lalani – Director and Chief Financial Officer

Mr. Lalani is an accounting and finance professional with over 10 years of experience covering audit, financial reporting, corporate finance, and operations management. Mr. Lalani previously worked in the audit and assurance group at PricewaterhouseCoopers LLP, Canada, where he obtained his CPA, CA designation, gaining vast experience in accounting practices in both the public and private sectors during his tenure. Mr. Lalani has also served as a Senior Accountant for PortLiving, a Vancouver based real estate development company, since 2016 and, from 2014 to 2016, Mr. Lalani served as a Senior Accountant with Century Group, a Vancouver real estate development company.

In 2015, Mr. Lalani founded his own apparel company, Encima Clothing, which focused on the high-end men’s apparel market. From 2015 to 2018, Mr. Lalani oversaw Encima’s brand development and sales and marketing roll-out across North America, but primarily focused on the West Coast. Being the sole owner and creative director of Encima Clothing has allowed Mr. Lalani to gain marketing and branding experience, which is directly transferable to the Company. Mr. Lalani also served as a director of GreenStar Biosciences Corp. (May 2019 – April 2020), a CSE-listed distributor of cannabis-derived products, assisting the company with private pre-IPO capital raises in excess of CAD$7 million for operating and acquisition purposes. Mr. Lalani further provided branding, marketing and financing support to GreenStar following its IPO.

Corby Marshall – Director

Mr. Marshall serves as Founder and Chief Executive Officer of Hawkeye Systems Inc since February 15, 2019. Prior to Hawkeye, he was the Senior Vice President of Alliances and Partnerships for AppOrbit from Oct 2016 to Mar 2017, where he developed go-to market programs and assisted in leading operations for several high-profile companies, such as Metastorm, Mercator, Niku and LabCorp. He currently serves as a director of Liberty Defense (SCANV) since May-2018. Prior to AppOrbit Mr. Marshall served in various leadership positions. From November 2015 to October 2016, Mr. Marshall served as Director of Business Development for UST Global a leading provider of end-to-end IT services and solutions for Global 1000 companies. Prior to UST Global, Mr. Marshalls served as Director of Government Relations for WanDisco from November 2014 to November 2015. Marshall’s expertise and business prowess spans decades. He is an expert at developing new programs and leading through transformational change, which stemmed from his early years as an Airbone-qualified, Field Artillery Officer in the United States Army. He is a proud graduate of the U.S. Military Academy at West Point.

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Corporate Cease Trade Orders or Bankruptcies

No director or executive officer of the Company is, as at the date of this offering statement, or was within ten years before the date hereof, a director, Chief Executive Officer or Chief Financial Officer of any company, including the Company, that:

(i)

was subject to a cease trade order, an order similar to cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period for more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, Chief Executive Officer or Chief Financial Officer; or

(ii)

was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period for more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, Chief Executive Officer or Chief Financial Officer and which resulted from an event that occurred while that person was acting in the capacity as director, Chief Executive Officer or Chief Financial Officer.

Penalties or Sanctions

No director or executive officer of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(i)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement with a regulatory authority; or
(ii)	any other penalties or sanctions imposed by a court or regulatory body that would be likely to be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

The directors of the Company are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests, which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the Board, any director in a conflict will disclose his interest and abstain from voting on such matter.

To the best of the Company’s knowledge, and other than as disclosed herein, there are no known existing or potential conflicts of interest among the Company, its promoters, directors and officers or other members of management of the Company or of any proposed promoter, director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies.

Not all directors of the Company will be devoting all of their time to the affairs of the Company. In particular, each of Lauren Notar and Corby Marshall will be devoting approximately 5% of their time to the affairs of the Company. The directors of the Company are required by law to act in the best interests of the Company. They have the same obligations to the other companies in respect of which they act as directors and officers. Discharge by the directors of their obligations to the Company may result in a breach of their obligations to the other companies, and in certain circumstances this could expose the Company to liability to those companies. Similarly, discharge by the directors of their obligations to the other companies could result in a breach of their obligations to act in the best interests of the Company. Such conflicting legal obligations may expose the Company to liability to others and impair its ability to achieve its business objectives.

23

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation for our three most highly compensated directors and the executive officers (the “NEOs”) of the Company through the last fiscal year, which ended on March 31, 2020:

Name and Capacity in which Compensation was Received	Cash Compensation		Other Compensation		Total Compensation
	(CAD$)		(CAD$) (1)		(CAD$)
Jigme Love, President	CAD$	87,500	CAD$	0	CAD$	87,500
Faizaan Lalani, Chief Financial Officer	CAD$	54,000	CAD$	0	CAD$	54,000
Roop Mundi, Chief Executive Officer and Director	CAD$	49,000	CAD$	0	CAD$	49,000

(1)

Any values reported in the “Other Compensation” column, if applicable, represents the aggregate grant date fair value, computed in accordance with International Financial Reporting Standard (IFRS 2) Share Based Payments, of grants of stock options to each of our executive officers and directors

Director Compensation

We have four directors. We currently do not pay our directors any compensation for their services as board members.

Employment Agreements, Arrangements or Plans.

We have entered into employment consulting agreements with the following directors or NEOs:

Jigme Love

The Company and Jigme Love entered into a service agreement dated February 1, 2019 as amended on August 1, 2019 (the “President Agreement”) for Ms. Love to act as a consultant to the Company and perform the role of President. Under the President Agreement, Ms. Love will be paid a monthly salary of CAD$7,500. The Company and Ms. Love can terminate the President Agreement at any time on three (3) months’ written notice. The Company may also terminate the President Agreement with just cause and if shareholders holding not less than 5% of the Company’s outstanding shares determine they are not satisfied with Ms. Love’s contributions to the Company.

Roop Mundi

The Company and Funzone North America, a company controlled by Roop Mundi, entered into a service agreement dated October 15, 2019 (the “CEO Agreement”) for Mr. Mundi to act as a consultant to the Company and perform the role of Chief Executive Officer. Under the CEO Agreement, Mr. Mundi will be paid a monthly salary of CAD$7,000. The Company and Mr. Mundi can terminate the CEO Agreement at any time on one (1) month’ written notice.

Faizaan Lalani

The Company and 1196016 B.C. Ltd. (“1196016”), a company wholly-owned by Faizaan Lalani, entered into a management consulting agreement dated February 1, 2019 as amended on May 1, 2019 and on March 1, 2020 (the “CFO Agreement”), for Mr. Lalani to act as a consultant to the Company and perform the role of Chief Financial Officer. Under the CFO Agreement, Mr. Lalani will be paid a monthly salary of CAD$7,000. The Company and 1196016 can terminate the CFO Agreement at any time on one (1) months’ written notice.

24

Oversight and Description of Director and Executive Officer Compensation

At present, the Board as a whole determines the compensation of our executive officers and does so with reference to industry standards and our financial situation. The Board has the sole responsibility for determining the compensation of our directors. Director compensation is determined by the Board from time to time with reference to industry standards and our financial situation.

Our directors are reimbursed for any out-of-pocket expenses incurred in the course of their duties as directors.

From time to time, directors may be retained as consultants or experts to provide specific services to us and will be compensated on a normal commercial basis for such services. Other than as disclosed under “Employment, Consulting and Management Agreements” above, as of the date of this Special Financial Report, no other directors have been retained by us as consultants.

25

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares as of the date of this Special Financial Report held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our shares; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. As of the date of this Special Financial Report, there were 58,723,843 of our Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Special Financial Report, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all of Common Shares shown as beneficially owned by them.

The percentages below are based on fully diluted Common Shares as of the date of this Special Financial Report. Unless otherwise indicated, the business address of each person listed is c/o Infuzed Brands Inc. 409 Granville Street, Suite 1000, Vancouver, British Columbia, Canada, V6C 1T2.

Name	Total common Share Ownership	Type of Ownership	Total Ownership on an Undiluted Basis (1)	Total Ownership on a Fully Diluted Basis (2)
Faizaan Lalani	3,930,001	Direct	6.69%	4.99%
Roop Mundi	4,172,500	Direct	7.11%	5.30%
Jigme Love	3,827,501	Direct	6.52%	4.86%
Corby Marshall	0	-	0%	0%
All directors and executive officers as a group	11,930,002		20.32%	15.16%
Speed Walker Group Limited	21,504,918	Direct	36.62%	27.32%

Notes:

(1)	Percentage is based on 58,723,843 Common Shares issued and outstanding as of the date of this Special Financial Report.
(2)	Percentage is based on 78,710,763 Common Shares issued and outstanding, on a fully diluted basis upon exercise of the warrant and options, as of the date of this Special Financial Report.

26

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below and except for employment arrangements which are described under “executive compensation,” since the inception of the Company, there has not been, nor is there currently proposed, any transaction in which we are or were a participant, the amount involved exceeds the lesser of $120,000 or 1% of the total assets at year end for the inception of the Company, and any of our directors, executive officers, holders of more than 5% of our common shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

We have also entered into indemnification agreements with our directors and executive officers. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company.

Jigme Love, President and Director, receives her compensation from the Company through J Love Enterprises Inc.

Roop Mundi, Chief Executive Officer, receives his compensation from the Company through Funzone North America.

Faizaan Lalani, Chief Financial Officer, receives his compensation from the Company through 1196016 B.C. LTD.

Related Party Transactions

Related party transactions are comprised of services rendered by directors and/or officers of the Company or by a company with a director and/or officer in common. Related party transactions are in the ordinary course of business and are measured at the exchange amount.

Included in accounts payable as at March 31, 2020 is CAD$17,514 (March 31, 2019 – CAD$866) owing to an officer of the Company and companies controlled by directors of the Company for expense reimbursements and unpaid fees.

Consulting contracts

On February 1, 2019, the Company entered into a service agreement with Racquel Williams of Mmgyvr collective for management and director’s services for a period of one year at a monthly rate of CAD$4,000 per month which was to be automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term. Racquel Williams resigned from her positions as a director and Chief Marketing Officer of the Company and the agreement was terminated mutually on December 31, 2019.

On February 1, 2019, the Company entered into a service agreement with Justin Norton for management and director’s services for a period of one year at a monthly rate of CAD$4,000 per month which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term. On March 27, 2019, the agreement was mutually terminated.

On February 1, 2019, the Company entered into a management consulting agreement with 1196016 BC Ltd., a company controlled by Faizaan Lalani, for management services for a period of one year at a monthly rate of CAD$3,000 per month, which amount was subsequently amended to CAD$4,000 per month effective May 1, 2019, and was subsequently amended to CAD$7,000 per month effective March 1, 2020. The agreement shall automatically be renewed on the same terms and conditions from month to month thereafter until terminated.

On February 1, 2019, the Company entered into a service agreement with Jigme Love for management and director’s services for a period of one year at a monthly rate of CAD$5,000 per month which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term. On August 1, 2019, the Company amended the service agreement with Jigme Love, which was entered on February 1, 2019. The Company transferred the service agreement with Jigme Love to J Love Enterprises Inc., a company controlled by Jigme Love, and increased the management fee from a monthly rate of CAD$5,000 per month to CAD$7,500 per month.

On October 15, 2019, the Company entered into a service agreement with Funzone North America, a company controlled by Roop Mundi, for management and director’s services indefinitely at a monthly rate of CAD$7,000 per month, either party may terminate the service agreement without cause by providing written notice to the other party at least one month prior to the termination of the agreement.

Item 6. Other Information

None

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Item 7. Financial Statements

INFUZED BRANDS INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the year ended March 31, 2020

(Stated in Canadian Dollars)

28

Crowe MacKay LLP 1100 – 1177 West Hastings Street Vancouver, BC V6E 4T5 Main +1 (604) 687-4511 Fax +1 (604) 687-5805 www.crowemackay.ca

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Infuzed Brands Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Infuzed Brands Inc. and subsidiaries (the “Company”) as of March 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the periods ended March 31, 2020 and 2019 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at March 31, 2020 and 2019, and the results of its operations and its cash flows for the periods ended March 31, 2020 and 2019 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficit and has suffered recurring losses from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe MacKay LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2019.

Vancouver, Canada

August 17, 2020

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INFUZED BRANDS INC. Consolidated Statements of Financial Position March 31, 2020 and 2019 (Expressed in Canadian Dollars)

	March 31, 2020	March 31, 2019

ASSETS

Current assets
Cash	$1,642,061	$599,552
Accounts receivable	25,460	-
GST receivable	24,465	2,805
Prepaid expense and deposits	159,850	117,664
Inventory	148,183	-
	2,000,019	720,021

Equipment (Note 5)	14,287	-
Intangible asset (Note 6)	23,706	-

Total assets	$2,038,012	$720,021

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Note 10)	$746,683	$9,078

SHAREHOLDERS’ EQUITY
Share capital (Note 7)	3,144,607	957,500
Commitment to issue shares (Notes 7 and 12)	38,032	-
Contributed surplus (Note 7)	316,622	-
Accumulated other comprehensive income	14,997	-
Deficit	(2,222,929)	(246,557)

Total shareholders’ equity	1,291,329	710,943

Total liabilities and shareholders’ equity	$2,038,012	$720,021

Nature and continuance of operations – Note 1

Subsequent event – Note 12

APPROVED ON BEHALF OF THE BOARD:

“Faizaan Lalani”	Director	“Jigme Love”	Director
Faizaan Lalani		Jigme Love

The accompanying notes are an integral part of these consolidated financial statements.

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INFUZED BRANDS INC.

Consolidated Statements of Loss and Comprehensive Loss

For the year ended March 31, 2020 and

for the period January 4, 2019 (date of incorporation) to March 31, 2019

(Express in Canadian Dollars)

	For the year ended March 31, 2020	For the period January 4, 2019 (date of incorporation) to March 31, 2019

Sales	$43,002	$-

Direct Cost	25,730	-
Gross Profit	17,272	-

Selling Expenses
Advertising and promotion	176,058	-
Commission	3,067	-
Shipping	24,598	-
Travel	95,491	10,002
Warehousing and distribution	107,158	-
	406,372	10,002

General and Administrative Expenses
Bank charges and fees	33,292	412
Consulting fees (Note 10)	498,527	71,250
Conference and seminars	6,918	-
Depreciation	1,588	-
Filing fees	71,812	-
Office expenses	81,809	1,153
Professional fees	637,822	17,341
Rent	8,587	149
Research and development	5,222	-
Share-based compensation (Notes 7 and 10)	316,622	146,250
	1,662,199	236,555
	2,068,571	246,557
Loss before other items	(2,051,299)	(246,557)

Other Items
Foreign exchange gain	155,897	-
Write-off of deposit	(85,029)	-
Interest income	4,059	-
	74,927	-

Net loss for the period	(1,976,372)	(246,557)

Other comprehensive income
Exchange difference on translating foreign operations	14,997	-

Loss and comprehensive loss for the period	$(1,961,375)	$(246,557)

Basic and diluted loss per common share	$(0.08)	$(0.02)

Weighted average number of common shares outstanding	24,202,609	13,441,863

The accompanying notes are an integral part of these consolidated financial statements.

32

INFUZED BRANDS INC.

Consolidated Statements of Changes in Shareholders’ Equity

For the year ended March 31, 2020 and for the period January 4, 2019 (date of incorporation) to March 31, 2019

(Expressed in Canadian Dollars)

	Number of Shares	Share Capital	Commitment to issue shares	Contributed surplus	Accumulated other comprehensive income	Deficit	Total

Balance, January 4, 2019	3	$-	$-	$-	$-	$-	$-

Seed stock issuance (Note 7)	9,750,000	195,000	-	-	-	-	195,000
Private placement (Note 7)	13,000,000	260,000	-	-	-	-	260,000
Private placement (Note 7)	10,050,000	502,500	-	-	-	-	502,500

Loss and comprehensive loss for the period	-	-	-	-	-	(246,557)	(246,557)

Balance, March 31, 2019	32,800,003	$957,500	$-	$-	$-	$(246,557)	$710,943

Balance, March 31, 2019	32,800,003	$957,500	$-	$-	$-	$(246,557)	$710,943

Private placement (Note 7)	140,700	42,210	-	-	-	-	42,210
Private placement (Note 7)	1,130,000	565,000	-	-	-	-	565,000
Private placement (Note 7)	39,700	11,910	-	-	-	-	11,910
Private placement (Note 7)	3,208,522	1,604,261	(23,429)	-	-	-	1,580,832
Share issue cost (Note 7)	-	(6,274)	-	-	-	-	(6,274)

Shares return to treasury (Note 7)	(100,000)	(30,000)	-	-	-	-	(30,000)
Subscriptions received	-	-	61,461	-	-	-	61,461

Share-based compensation (Note 7)	-	-	-	316,622	-	-	316,622

Loss and comprehensive loss for the year	-	-	-	-	14,997	(1,976,372)	(1,961,375)

Balance, March 31, 2020	37,218,925	$3,144,607	$38,032	$316,622	$14,997	$(2,222,929)	$1,291,329

The accompanying notes are an integral part of these consolidated financial statements.

33

INFUZED BRANDS INC.

Consolidated Statements of Cash Flows

For the year ended March 31, 2020 and

for the period from January 4, 2019 (date of incorporation) to March 31, 2019

(Expressed in Canadian Dollars)

	For the year ended March 31, 2020	Period from January 4, 2019 (date of incorporation) to March 31, 2019

CASH FLOWS PROVIDED BY (USED IN)

OPERATING ACTIVITIES
Net loss for the period	$(1,976,372)	$(246,557)
Items not affecting cash
Share based compensation	316,622	146,250
Depreciation	1,588	-
Unrealized foreign exchange gain	(78,405)	-
Write-off of deposit	85,029	-
Change in non-cash working capital item:
GST receivable	(21,660)	(2,805)
Accounts receivable	(25,460)
Prepaid expenses and deposits	(127,215)	(117,664)
Inventory	(148,183)	-
Accounts payable and accrued liabilities	737,605	9,078

Net cash used in operating activities	(1,236,451)	(211,698)

INVESTING ACTIVITIES
Patents and trademarks	(23,706)	-
Equipment	(15,875)	-

Net cash used in investing activities	(39,581)	-

FINANCING ACTIVITIES
Commitment to issue shares	61,461	-
Share issue cost	(6,274)	-
Shares issued for cash	2,169,952	811,250

Net cash provided by financing activities	2,225,139	811,250

Foreign exchange effect on cash	93,402	-

Change in cash for the period	1,042,509	599,552

Cash, beginning of period	599,552	-

Cash, end of period	$1,642,061	$599,552

Cash paid for interest during the period	$-	$-

Cash paid for income taxes during the period	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

34

1.    Nature and continuance of operations

Infuzed Brands Inc. (the "Company") was incorporated pursuant to the Business Corporations Act (British Columbia) on January 4, 2019.  The Company is planning an initial public offering (“IPO”) of its shares and intends to list on the Canadian Securities Exchange (“CSE”).  The Company is an emerging beverage company.

The Company’s head office and registered and records office address is Suite 1000 – 409 Granville Street, Vancouver, British Columbia, Canada, V6C 1T2.  The financial statements of the Company are presented in Canadian dollars, which is the functional currency of the parent company.

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. The consolidated financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.  The Company is planning an IPO which it believes will provide sufficient funds to sustain planned operations for the next twelve months; however, there is no assurance that it will be able to complete the IPO, all of which casts significant doubt about the Company’s ability to continue as a going concern.

During the month of March 2020, there was a global pandemic outbreak of COVID-19.  To date, there have been a large number of temporary business closures, quarantines and a general reduction in consumer activity in Canada. The outbreak has caused companies and various governmental bodies to impose travel, gathering and other public health restrictions. While these effects are expected to be temporary, the duration of the various disruptions to businesses locally and internationally and the related financial impact cannot be reasonably estimated at this time. Similarly, the Company cannot estimate whether or to what extent this outbreak and the potential financial impact may extend. At this point, the extent to which COVID-19 will or may impact the Company is uncertain and these factors are beyond the Company’s control; however, it is possible that COVID-19 may have a material adverse effect on the Company’s business, results of operations and financial condition.

2.    Basis of preparation

Statement of Compliance

These consolidated financial statements, including comparatives, have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”), and Interpretations issued by the International Financial Reporting Interpretations Committee.

The consolidated financial statements were authorized for issue by the Board of Directors on August 17, 2020.

35

3.    Significant Accounting Policies

The accounting policies set out below have been applied consistently in the consolidated financial statements.

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  The results of each subsidiary will continue to be included in the consolidated financial statements of the Company until the date that the Company’s control over the subsidiary ceases.  Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Details of the subsidiaries are as follows:

		Percentage owned
	Incorporation	March 31, 2020	March 31, 2019

Infuzed Brands LLC	California, USA	100%	100%
Infuzed Brands	Nevada, USA	100%	-

Infuzed Brands LLC was incorporated on January 15, 2019 in the State of California for the purpose of holding the Company’s US patents.  As at March 31, 2020 and 2019, Infuzed Brands LLC was otherwise inactive.

Infuzed Brands was incorporated on May 17, 2019 in the State of Nevada as a for profit corporation.

Inventory

Inventory is valued at the lower of cost and net realizable value. The cost of inventory is calculated using the weighted average method and comprises all costs of purchase necessary to bring the goods to sale. Net realizable value represents the estimated selling price for products sold in the ordinary course of business less the estimated costs necessary to make the sale.  Management uses the most reliable evidence available in determining the net realizable value of inventories.  Actual selling prices may differ from estimates, based on market conditions at the time of sale.  Allowances are made against obsolete or damaged inventory and charged to direct cost.  The reversal of any write-down of inventory arising from increase in the net realizable value is recognized as a reduction of direct cost in the period in which the reversal occurred.

As at March 31, 2020, all of the inventory comprise of finished goods.

Equipment

Equipment is stated at cost less accumulated depreciation and impairment losses.  The residual value, useful life and depreciation method are evaluated every reporting period and changes to the residual value, estimated useful life or depreciation method resulting from such review are accounted for prospectively.  Depreciation is provided for straight-line based on the estimated useful lives of the assets of 5 years.

36

3.    Significant Accounting Policies – (cont’d)

Intangible asset

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and method for an intangible asset with a finite useful life are reviewed at least at each financial year-end.  Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the Consolidated Statement of Loss and Comprehensive Loss.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

The Company’s intangible assets consist of pending Trademarks and the amortization will commence once the Trademarks are registered.

Impairment of Assets

The Company’s assets are reviewed for an indication of impairment at each statement of financial position date.  If indication of impairment exists, the asset’s recoverable amount is estimated.

An impairment loss is recognized when the carrying amount of an asset, or its cash-generating unit, exceeds its recoverable amount.  A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.  Impairment losses are recognized in profit or loss for the period.  Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units and then to reduce the carrying amount of the other assets in the unit on a pro-rata basis.

The recoverable amount is the greater of the asset’s fair value less costs to sell and value in use.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.  For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

An impairment loss is reversed if there is an indication that there has been a change in the estimates used to determine the recoverable amount.  An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

37

3.    Significant Accounting Policies – (cont’d)

Financial instruments

Financial Assets

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, the transaction costs that are directly attributable to the acquisition of the financial asset.  Transaction costs of financial assets carried at FVTPL are expensed in profit or loss.  Financial assets are considered in the entirety when determining whether their cash flows are solely payment of principal and interest.

Subsequent measurement of financial assets depends on their classification.  The classification depends on the Company’s business model for managing the financial assets and contractual terms of the cash flows.  These are the measurement categories under which the Company classifies its financial assets:

•

Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measures at amortized cost. A gain or loss on a debt investment that is subsequently measured at amortized cost is recognized in profit or loss when the asset is derecognized or impaired. Interest income from these financial assets is included in finance income using the effective interest rate method.

•

Fair value through OCI (“FVOCI”): Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains and losses, interest revenue, and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains (losses). Interest income from these financial assets is included as finance income using the effective interest rate method.

•

Fair value through profit or loss: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVTPL. A gain or loss on an investment that is subsequently measured at FVTPL is recognized in profit or loss and presented net as revenue in the Statement of Loss in the period which it arises.

The Company’s cash and accounts receivable are measured at amortized cost.

Impairment of Financial Assets at Amortized Cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses of the credit risk on the financial asset has increased significantly since initial recognition.  If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses.  The Company shall recognize in the statements of income (loss), as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

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3.    Significant Accounting Policies – (cont’d)

Financial instruments – (cont’d)

Financial liabilities

The Company classifies its financial liabilities into the following categories: financial liabilities at FVTPL and amortized cost.

A financial liability is classified as FVTPL if it is classified as held-for-trading or is designated as such on initial recognition.  Directly attributable transaction costs are recognized in profit or loss as incurred.  The fair value changes to financial liabilities at FVTPL are presented as follows: the amount of change in fair value that is attributable to changes in the credit risk of the liability is presented in OCI; and the remaining amount of the change in the fair value is presented in profit or loss.  The Company does not designate any financial liabilities at FVTPL.

Other non-derivative financial liabilities are initially measured at fair value less any directly attributable transaction costs.  Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest rate method.  The Company classifies its accounts payable and accrued liabilities as financial liabilities held at amortized cost.

Revenue recognition

The Company earns revenue from the sale of flavored hemp-infuzed beverages which it produces.

Revenue is recognized either at a point in time or over a period of time, and when the revenue can be measured reliably.

Revenue from the sale of goods to its customers is recognized at a point in time when the access to the benefits of the Company’s products have been transferred to the buyer, which is typically upon delivery of the product, and no significant uncertainties remain regarding recovery of the consideration due.

Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns, allowances, discounts, applicable taxes.

Share Capital

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component. The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the date of issuance once the shares are listed on a stock exchange.  The balance, if any, was allocated to the attached warrants. Any fair value attributed to the warrants is recorded to contributed surplus.

39

3.    Significant Accounting Policies – (cont’d)

Income taxes

Income tax comprises current and deferred tax. Income tax is recognized in profit and loss except to the extent that it relates to items recognized directly in equity or other comprehensive income (loss), in which case the income tax is also recognized directly in equity or other comprehensive income (loss).

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Current tax assets and current tax liabilities are only offset if a legally enforceable right exists to set off the amounts, and the Company intends to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Deferred income tax is provided on all temporary differences at the Consolidated Statement of Financial Position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

-

where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

-

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled by the parent, investor or venturer and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognised for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax assets and unused tax losses can be utilized, except

-

where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

-

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income taxes are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each Consolidated Statement of Financial Position date and recognized to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the Consolidated Statement of Financial Position date.

40

3.    Significant Accounting Policies – (cont’d)

Foreign currencies

The financial statements for the Company and its subsidiaries are prepared using their functional currencies. Functional currency is the currency of the primary economic environment in which an entity operates. The presentation currency of the Company is the Canadian dollar. The functional currency of Infuzed Brands LLC and Infuzed Brands is the US dollar.

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. Non-monetary assets and liabilities that are stated at fair value are translated using the historical rate on the date that the fair value was determined. All gains and losses on translation of these foreign currency transactions are charged to profit or loss.

The assets and liabilities of entities whose functional currency is different from the presentation currency are translated into Canadian dollars using the exchange rate at the reporting date and the income statement is translated into Canadian dollars using the average exchange rate for the period. All gains and losses on translation of entities from the functional currency to the presentation currency are charged to other comprehensive income (loss). On the disposal of a foreign operation, the cumulative amount of the exchange differences relating to that foreign operation, recognized in other comprehensive income and accumulated in the separate component of equity, are be reclassified from equity to profit or loss (as a reclassification adjustment) when the gain or loss on disposal is recognised.

Basic and diluted loss per share

Basic loss per share is computed by dividing the net loss by the weighted average number of outstanding shares in issue during the reporting period.  Diluted loss per share is computed similar to basic loss except that the weighted average number of outstanding shares include additional shares for the assumed exercise of stock options and warrants, if dilutive.  The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods.  In a loss reporting period, potentially dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive.

Share-based payments

Equity-settled share-based payments for directors, officers and employees are measured at fair value at the date of grant using the Black-Scholes valuation model and recorded as compensation expense in profit or loss, with a corresponding increase to reserves.  The fair value determined at the grant date of the equity-settled share based payments is expensed on a graded vesting basis over the vesting period based on the Company’s estimate of stock options that will eventually vest.  Any consideration paid by directors, officers, employees and consultants on exercise of equity-settled share-based payments, along with the amounts reflected in contributed surplus, is credited to share capital.  Shares are issued from treasury upon the exercise of the equity-settled share based instruments.

41

3.    Significant Accounting Policies – (cont’d)

Share-based payments – (cont’d)

Compensation expense on stock options granted to non-employees is measured at the earlier of the completion of performance and the date the options are vested using the fair value method and is recorded as an expense in the same period as if the Company had paid cash for the goods or services received. When the value of goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured by the use of the Black-Scholes valuation model.  The expected life used in the model is adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.  Expected volatility was determined based on comparable companies in the start-up phase.

Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to profit or loss over the remaining vesting period.

All equity-settled share-based payments are reflected in contributed surplus until exercised. Upon exercise, shares are issued from treasury and the amount reflected in contributed surplus is credited to share capital, adjusted for any consideration paid.  Amounts reflected in contributed surplus for stock options which expire unexercised remain in contributed surplus.

Where a grant of options is cancelled and settled during the vesting period, excluding forfeitures when vesting conditions are not satisfied, the Company immediately accounts for the cancellation as an acceleration of vesting and recognizes the amount that otherwise would have been recognized for services received over the remainder of the vesting period. Any payment made to the employee on the cancellation is accounted for as the repurchase of an equity interest except to the extent the payment exceeds the fair value of the equity instrument granted, measured at the repurchase date. Any such excess is recognized as an expense.

Accounting standards issued but not yet applied

Amendments to IFRS 3 Business Combinations

Amendments to IFRS 3, Business Combinations assist in determining whether a transaction should be accounted for as a business combination or an asset acquisition. It amends the definition of a business to include an input and a substantive process that together significantly contribute to the ability to create goods and services provided to customers, generating investment and other income, and it excludes returns in the form of lower costs and other economic benefits.  These amendments are effective for reporting periods beginning on or after January 1, 2020.

The Company does not expect the implementation of these amendments to have a significant impact on the Company’s consolidation financial statements.

4.    CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The Company makes estimates and assumptions about the future that affect the reported amounts of assets and liabilities. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions.

The effect of a change in an accounting estimate is recognized prospectively by including it in net loss in the year of the change, if the change affects that year only, or in the year of the change and future years, if the change affects both.

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4.    CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS – (cont’d)

Critical judgments and estimates in applying accounting policies

Information about critical judgments in applying accounting policies that have the most significant risk of causing material adjustment to the carrying amounts of assets and liabilities recognized in the financial statements within the next financial year are discussed below:

Functional currency

The analysis of the functional currency for each entity of the Company is a significant judgment.  In concluding that the Canadian dollar is the functional currency of the parent and the United State dollar is the functional currency of the US subsidiaries, management considered the currency that mainly influences the costs of providing goods and services in each jurisdiction in which the entities operate.

Income Taxes

Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Company recognizes liabilities and contingencies for anticipated tax audit issues based on the Company’s current understanding of the tax law. For matters where it is probable that an adjustment will be made, the Company records its best estimate of the tax liability including the related interest and penalties in the current tax provision. Management believes they have adequately provided for the probable outcome of these matters; however, the final outcome may result in a materially different outcome than the amount included in the tax liabilities.

In addition, the Company recognizes deferred tax assets relating to tax losses carried forward to the extent that it is probable that taxable profit will be available against which a deductible temporary difference can be utilized. This is deemed to be the case when there are sufficient taxable temporary differences relating to the same taxation authority and the same taxable entity which are expected to reverse in the same year as the expected reversal of the deductible temporary difference, or in years into which a tax loss arising from the deferred tax asset can be carried back or forward. However, utilization of the tax losses also depends on the ability of the taxable entity to satisfy certain tests at the time the losses are recouped.

Going concern

The assessment of the Company’s ability to continue as a going concern is a significant judgment (note 1).

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5.    Equipment

	Cost			Accumulated Depreciation
	opening		ending	opening		ending	NBV	NBV
	March 31, 2019	Additions	March 31, 2020	March 31, 2019	Depreciation	March 31, 2020	March 31, 2020	March 31, 2019

Equipment	$-	$15,875	$15,875	$-	$1,588	$1,588	$14,287	$-

6.    Intangible Assets

During the year ended March 31, 2020, the Company made the application to trademark “Infuzed” and “Naturally Essenced” in Canada and “Infuzed” and “Essence Water” in the United States.  As at March 31, 2020, the Company has incurred $23,706 in legal and application fees and the trademarks are pending.

7.    Share Capital

a) Authorized

Unlimited common shares, without par value.

b) Issued

During the year ended March 31, 2020:

During the year, the Company collected $61,461 in subscription received for an upcoming Regulation A filing.

On February 27, 2020, the Company closed a private placement of 3,208,522 units (“Units”) of the Company at $0.50 per Unit for total gross proceeds of $1,604,261.  Each Unit is comprised of one common share and one half of one common share purchase warrant, each whole warrant to be exercisable at a price of $0.75 for a period of 24 months from the date on which the Company’s shares commence trading on the Canadian Securities Exchange (“CSE”).  The Company incurred share issue costs of $6,274.  As at March 31, 2020, $23,429 are included in subscriptions receivable.

On July 26, 2019, the Company closed the second tranche and issued 39,700 units at a price of $0.30 per unit for gross proceeds of $11,910.  Each unit is comprised of one common share and one-half share purchase warrant.  Each whole warrant is entitled to one common share of the Company at $0.50 per share for a period of three years after the date the Company’s shares start trading on the CSE.

On July 22, 2019, the Company closed a private placement and issued (i) 140,700 units at a price of $0.30 per unit for gross proceeds of $42,210, each unit is comprised of one common share and one-half share purchase warrant, each whole warrant exercisable at $0.50 for a period of three years after the date on which the Company’s shares start trading on the CSE, and (ii) 1,130,000 units at a price of $0.50 per unit for gross proceeds of $565,000, each unit composed of one common share and one-half share purchase warrant, each whole warrant exercisable at $0.75 for a period of three years after the date on which the Company’s shares start trading on the CSE.  In October 29, 2019, 100,000 units were returned to treasury for cancellation in exchange for a refund of $30,000.

44

7.      Share Capital – (cont’d)

b) Issued – (cont’d)

During the period ended March 31, 2019:

On February 19, 2019, the Company issued 10,050,000 units at a price of $0.05 per share for proceeds of $502,500.  Each unit is comprised of one common share and one-half share purchase warrant.  Each whole warrant is entitled to one common share of the Company at $0.10 per share expiring three years after the date the Company’s shares start trading on the CSE.

On February 1, 2019, the Company issued 13,000,000 common shares at a price of $0.02 per share for proceeds of $260,000.

On January 29, 2019, the Company issued 9,750,000 common shares at a price of $0.005 per share for proceeds of $48,750 and recognized a share-based compensation of $0.015 per share for a total of $146,250.  The 9,750,000 common shares will be held in escrow upon the completion of the IPO share.

On January 4, 2019, the Company issued 3 incorporators share value at a nominal amount.

c) Escrow Agreement

All of the outstanding shares issued on January 29, 2019 totaling 9,750,000 common share will be held in escrow.  Under the escrow agreement, 10% of the shares will be released on the Listing Date with the remaining 90% to be released in equal tranches at six-month intervals over the 36 months following the Listing Date.  As these 9,750,000 shares are considered contingently issuable until the Company completes its IPO, they are not considered to be outstanding shares for the purposes of the loss per share calculation.

d) Stock Option

On April 1, 2019, the Company adopted a stock option plan under which it is authorized to grant options to officers, directors, employees and consultants enabling them to acquire up to 10% of the issued and outstanding common stock of the Company. The maximum life of the options and the vesting terms will be determined by the Board of Directors. The exercise price of each option granted may not be less than the fair market value of the common shares.

On April 1, 2019, the Company granted 2,000,000 stock options to a consultant at a price of $0.30 per share expiring two years from the date on which the Company completed its IPO.  These stock options vest at the date of grant.  The Company recorded a fair value of $316,622 or $0.16 per option utilizing the Black Scholes option valuation model with the following assumptions:  Share price at the time of grant $0.30; risk-free interest rate of 1.51%; Expected life of options two years; Dividend rate – 0%; Forfeiture rate – 0% and annualized volatility of 100%.  Since the Company is not publicly trading and have no history of trades, the Company utilized annualized volatility of comparable startup companies.

As at March 31, 2020, there were 2,000,000 (2019 – NIL) stock options outstanding with an exercise price of $0.30 and remaining life of 2 years, once the Company is listed on the CSE.

45

7.     Share Capital – (cont’d)

e) Warrants

The changes in warrants were as follows:

	March 31, 2020	Weighted Average Exercise Price	March 31, 2019	Weighted Average Exercise Price
Balance, beginning of period	5,025,000	$0.10	-	$0.00
Cancelled	(50,000)	0.75	-	-
Issued	2,259,461	0.74	5,025,000	0.10
Balance, end of period	7,234,461	$0.30	5,025,000	$0.10

At March 31, 2020, there were 7,234,461 (2019 – 5,025,000) warrants outstanding with exercise price ranging from $0.10 to $0.75 and weighted average remaining life of 2.78 years, once the Company is listed on the CSE.

f) Performance shares

On October 31, 2019, the Company granted performance stock units (“PSU”) to directors and officers to purchase an aggregate of 5,000,000 common shares of the Company.  2,500,000 PSU vest upon the Company achieving gross sales of US$5 million within 12 months, and the remainder vest upon the Company achieving gross sales of US$15 million within 24 months.

8.    Financial Instruments

Fair Value:

The carrying values of financial assets and liabilities approximate its fair value due to the short-term nature of these instruments.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

Level 1:	Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2:	Inputs other than quoted prices that are observable for the asset or liabilities either directly or indirectly; and

Level 3:	Inputs that are not based on observable market data

As at March 31, 2020 and 2019, the Company does not hold any financial instruments measured at fair value on the Consolidated Statements of Financial Position.

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8.    Financial Instruments – (cont’d)

Financial risk factors

The Company’s risk exposures and the impact on the Company’s consolidated financial statements are summarized below.

Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and accounts receivable. The Company limits its exposure to credit loss by placing its cash with major financial institutions.

Interest rate risk

The Company is exposed to interest rate risk to the extent that the cash maintained at the financial institutions is subject to floating rate of interest. The interest rate risks on cash and on the Company’s obligations are not considered significant.

Liquidity risk

All of the Company’s financial liabilities are classified as current and are anticipated to mature within the next 30 days. The Company intends to settle these with funds from its positive working capital position.

Foreign currency risk

The Company may be exposed to foreign currency risk on fluctuations related to cash, accounts payable and accrued liabilities that are denominated in a foreign currency. As at March 31, 2020, the Company held cash denominated in US dollars of $800,556 (2019 – $73,908), accounts receivable of $17,930 (2019 - $Nil), accounts payable of $429,644 (2019 - $Nil) 1which exposes the Company to foreign currency exchange rate risk, which could have a material adverse effect on the profitability of the Company.  As at March 31, 2020, USD$1 is translated to CDN$1.42.  A 10% change in the exchange rate would change the comprehensive income/loss by approximately $55,000.  The Company currently does not plan to enter into foreign currency future contracts to mitigate this risk as the Company considers this risk to be immaterial.

9.     Capital Management

The Company’s objective when managing capital is to safeguard its ability to continue as a going concern.  The Company manages its capital structure to maximize its financial flexibility making adjustments to it in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. The Company does not presently utilize any quantitative measures to monitor its capital.  In order to pay for general administrative costs, the Company will raise additional amounts as needed.

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9.     Capital Management – (cont’d)

The Company reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.  The Company considers shareholders’ equity and working capital as components of its capital base.  The Company may access capital through the issuance of shares or the disposition of assets.  Management historically funds the Company’s expenditures by issuing share capital rather than using capital sources that require fixed repayments of principal and/or interest.  The Company is not subject to externally imposed capital requirements and does not have exposure to asset-backed commercial paper or similar products. The Company believes it will be able to raise additional equity capital as required, but recognizes the uncertainty attached thereto.

There were no changes to the Company’s approach to capital management during the periods ended March 31, 2020 and 2019.

10.    Related Party Transactions

Related party transactions are comprised of services rendered by directors and/or officers of the Company or by a company with a director and/or officer in common.  Related party transactions are in the ordinary course of business and are measured at the exchange amount.

Key Management Compensation

Key management personnel are those having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, and include the Company’s executive officers and members of the Board of Directors. Key management compensation consisted of the following:

	March 31, 2020	March 31, 2019
	$	$
Travel
Justin Norton, former director	-	7,500

Consulting fees
Mmgyvr collective, a company controlled by Racquel Williams, director and CMO	38,000	15,500
Jigme Love, director and President	20,000	20,000
J Love Enterprises Ltd. a company controlled by Jigme Love	67,500	-
1196016 BC Ltd; a company controlled by Faizaan Lalani, director and CFO	54,000	19,750
Fun-Zone inflatables Experts North America, a company controlled by Roopinder Mundi, director and CEO	49,000	-
Justin Norton, former director	-	2,000
	228,500	57,250

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10.   Related Party Transactions – (cont’d)

	March 31, 2020	March 31, 2019

Share-based compensation
Mario Jr. Soriano, director	-	30,000
Racquel Williams, director and CMO	-	22,500
Faizaan Lalani, director and CFO	-	41,250
Jigme Love, director and President	-	30,000
Justin Norton, former director	-	22,500
	-	146,250
	228,500	211,000

Included in accounts payable as at March 31, 2020 is $17,514 (2019 – $866) owing to an officer of the Company and companies controlled by directors of the Company for expense reimbursements and unpaid fees.

Consulting contracts

On February 1, 2019, the Company entered into a service agreement with Racquel Williams of Mmgyvr for management and director’s services for a period of one year at a monthly rate of $4,000 per month which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term.  This agreement was terminated on December 31, 2019.

On February 1, 2019, the Company entered into a service agreement with Justin Norton for management and director’s services for a period of one year at a monthly rate of $4,000 per month which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term.  As at March 27, 2019, the agreement was mutually terminated.

On February 1, 2019, the Company entered into a management consulting agreement with 1196016 BC Ltd. for management services for a period of one year at a monthly rate of $3,000 per month, subsequently amended to $4,000 per month effective May 1, 2019 and further amended to $7,000 per month effective March 1, 2020 which shall automatically be renewed on the same terms and conditions from month to month thereafter until terminated.

On February 1, 2019, the Company entered into a service agreement with Jigme Love for management and director’s services for a period of one year at a monthly rate of $5,000 per month, which shall automatically be renewed annually unless one party provides written notice at least three months prior to the end of the term.  On August 1, 2019, the Company transferred the service agreement to J Love Enterprises Inc. and increased the management fee to $7,500 per month.

On October 15, 2019, the Company entered into a management agreement with Funzone North America, for management services on a monthly rate of $7,000 per month retroactive to September 1, 2019.  This agreement may be terminated without cause by either party on not less than one month written notice to the other party.

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11.   Income Taxes

A reconciliation of income taxes at statutory rates is as follows:

	For the year ended March 31, 2020	Period from January 4, 2019 (date of incorporation) to March 31, 2019

Loss before income taxes	$(1,976,372)	$(246,557)

Statutory income tax rates	27%	27%

Expected tax recovery	$(533,600)	$(66,570)
Permanent differences	87,400	39,570
Foreign income tax at other rates	13,800	-
Tax benefits not recognized	432,400	27,000

Total current and deferred income tax recovery	$-	$-

Significant components of the Company’s deferred tax assets and liabilities, after applying enacted corporate income tax rates, are as follows:

	March 31, 2020	March 31, 2019

Deferred income tax asset (liability)
Non-capital loss carry-forwards	$459,000	$27,000
Undeducted finance cost	1,000	-

	460,000	27,000
Unrecognized deferred tax assets	(460,000)	(27,000)

Deferred income tax asset, net	$-	$-

As at March 31, 2020, the Company had non-capital losses of approximately $1,789,000 which may be carried forward to reduce taxable income in future years.  The non-capital loss starts to expire in 2039.

12.  Subsequent Events

In April 2020, the Company commenced a tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933 for up to 71,000,000 units at US$0.40 per unit. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable immediately into one common share at an exercise price of US$0.60 per share and will expire 24 months after the date on which the Company’s shares start trading on the CSE.  In May 2020, the Company issued 21,504,918 units pursuant to this financing, for gross proceeds of US$8,601,967.

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12.  Subsequent Events – (cont’d)

In addition, the Company collected deposits of approximately US$326,000 as at August 17, 2020, of which US$46,000 is included commitment to issue shares at March 31, 2020.

In May 2020, the Company entered into a subscription agreement to invest $12,075,000 in 490 Class B common shares of Vade Capital Corp (“Vade”), a private entity incorporated in British Columbia and carries on the business of investment activities, real estate development and financial asset management.  Vade will manage the funds on behalf of the Company and the Company will pay a 2% equity management fee to Vade. The Company will make a call for funds for use in its operations as and when needed.  Until required by operations, the funds will remained invested.

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Item 8. Exhibits

Exhibit No.	Description

EX1K-2.1 +	Notice of Articles of Infuzed Brands Inc.

EX1K-2.2+	Articles of Infuzed Brands Inc.

EX1K-4.1 +	Form of Subscription Agreement

EX1K-4.2+	Form of Common Share Purchase Warrant

EX1K-6.1+	Consulting Agreement dated February 1, 2019 between Infuzed Brands Inc. and Jigme Love

EX1K-6.2+	Consulting Agreement dated September 1, 2019 between Infuzed Brands Inc. and Roop Mundi

EX1K-6.3+	Consulting Agreement dated February 1, 2019 between Infuzed Brands Inc. and 1196016 B.C. Ltd.

EX1K-6.4+	Consulting Agreement dated February 1, 2019 between Infuzed Brands Inc. and Racquel Williams

EX1K-6.5+	Broker-Dealer Agreement dated February 5, 2020 between Infuzed Brands Inc. and Dalmore Group, LLC

EX1K-6.6+	Amendment dated August 1, 2019 to the Consulting Agreement dated February 1, 2019 between Infuzed Brands Inc. and Jigme Love

EX1K-6.7+	Amendment dated May 1, 2019 to the Consulting Agreement dated February 1, 2019 between Infuzed Brands Inc. and 1196016 B.C. Ltd.

EX1K-6.8+	Incentive Stock Option Agreement dated April 1, 2019 between Infuzed Brands Inc. and Capital Pearl Investments Inc

EX1K-6.9+	Performance Stock Unit Award Agreement dated October 28, 2019 between Infuzed Brands Inc. and Faizaan Lalani

EX1K-6.10 +	Performance Stock Unit Award Agreement dated October 29, 2019 between Infuzed Brands Inc. and Jigme Love

EX1K-6.11+	Performance Stock Unit Award Agreement dated October 31, 2019 between Infuzed Brands Inc. and Roop Mundi

EX1K6.12+(1)	Craft Canning Agreement dated January 30, 2020 between Infuzed Brands Inc. and Craft Canning LLC

EX1K6.13#	Amendment dated March 1, 2020 to the Consulting Agreement dated February 1, 2019 between Infuzed Brands Inc. and 1196016 B.C. Ltd.

EX1K6.14#	Shareholder's Agreement dated May 12, 2020 between Infuzed Brands Inc., Vade Capital Corp, and Vade Investment Trust.

EX1K-6.15#	Subscription Agreement dated May 12, 2020 between Infuzed Brands Inc. and Vade Capital Corp.

EX1K-10.1 +	Power of Attorney

EX1K-11.1#	Consent of Crowe MacKay LLP

EX1K-14.1+	Appointment of Agent for Service of Process

________

# Filed herewith

+ Previously filed and incorporated by reference to the exhibits filed as part of Part III of the Form 1-A filed with the SEC on March 20, 2020.

(1) Confidential Treatment has been granted on April 16, 2020. In connection with this request, portions of this exhibit have been excluded from the exhibit because such redacted information is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer had duly caused this Special Financial Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on August 19, 2020.

Infuzed Brands Inc.

By:	/s/ Roop Mundi
Name: Roop Mundi
Title: Chief Executive Officer and Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ Roop Mundi	Date: August 19, 2020
Name:	Roop Mundi
Title:	Chief Executive Officer and Director

By:	/s/ Faizaan Lalani	Date: August 19, 2020
Name:	Faizaan Lalani
Title:	Chief Financial Officer and Director

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